                                                                     EXHIBIT 2.1

                            REORGANIZATION AGREEMENT

         This REORGANIZATION AGREEMENT ("Agreement") is made and entered into this 27th day of March, 2002, by and among Harmony Trading Corp., a New York corporation with its principal executive offices at 300 St. Sacrament, Suite 414, Montreal, Quebec, Canada H2Y 1X4 ("Acquiror"), Group Intercapital Inc., a Canadian corporation with its principal executive offices at 300 St. Sacrament, Suite 414, Montreal, Quebec, Canada H2Y 1X4 ("GIC"), Nuvo Way Inc., a Canadian corporation with its principal executive offices at 2191 Hampton Avenue, Montreal, Quebec, Canada H4A 2K5 ("Acquiree"), Heather Baker, an individual with an address at 7 Cedar Avenue, Pointe-Claire, Quebec, Canada H9S 4X9 ("HB") and the shareholders of Acquiree listed on Schedule 2.1 attached hereto and made a part hereof (collectively referred to herein as the "Shareholders"). Acquiror, Acquiree, GIC, HB and the Shareholders are referred to severally herein as a "Party" and jointly as the "Parties".

                                    PREAMBLE

         WHEREAS, Acquiree has 5,000,000 shares of common stock, no par value per share, issued and outstanding and owned by the Shareholders (the "Acquiree Common Stock"); and

         WHEREAS, Acquiror desires to acquire all of the Acquiree Common Stock owned by the Shareholders, making Acquiree a wholly owned subsidiary of Acquiror, in exchange for five million (5,000,000) shares of Acquiror's common stock, $.000333 par value (the "Acquiror Common Stock"), and the Shareholders similarly desire to make such exchange;

         WHEREAS, Acquiror desires to sell to the Shareholders an aggregate of three million, three hundred thirty three thousand, three hundred thirty four (3,333,334) shares of Acquiror's redeemable, special voting, Series A Preferred Stock, $.001 par value per share (the "Acquiror Preferred Stock"), at a price equal to the par value, in direct proportion to each Shareholder's ownership in Acquiree and the Shareholders similarly desire to make such purchase; and

         WHEREAS, the Parties further desire to enter into a series of related transactions, on the terms and conditions as set forth herein.

         NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For convenience, certain terms used in this Agreement and not defined above or elsewhere, are listed in alphabetical order and defined below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

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A.       "Acquiree Contractors" means those contractors entitled to receive shares of Acquiror's common stock as set forth in Section 2.8.

B. "Acquiror Indemnified Party" means Acquiror and each of its officers, directors, shareholders, employees, agents and counsel.

C. "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

D. "Agreement" means this Reorganization Agreement and the Schedules hereto.

E. "Assets" means, with respect to Acquiror or Acquiree, as shown by the context in which used, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Party's most recent financial statements, that are owned or possessed by such Party.

F. "BCL" means the New York Business Corporation Law, as amended through the date of this Agreement.

G. "Benefit Plan" means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, severance, incentive, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, fringe benefit and similar plans, programs, arrangements or practices, including, without limitation, each "employee benefit plan" as defined in Section 3(3) of ERISA.

H. "Business" means with respect to any Person the entire business and operations of such Person.

I. "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

J. "Charter Documents" means an entity's certificate or articles of incorporation, and any amendments thereto.

K.       "Closing" is defined in Section 2.9(a).

L.       "Closing Date" is defined in Section 2.9(a).


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M.       "Contract" means any written or oral contract, agreement, letter of intent, agreement in principle, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

N. "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

0. "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority, or any arbitrator that is binding on any Person or its property under applicable Law.

P. "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or
         (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

Q.       "$" means United States dollars unless provided for otherwise herein.

R. "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

S. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances which does or would (i) require assessment, investigation, abatement, correction, removal or remediation under any Environmental Law, (ii) give rise to any civil or criminal Liability under any Environmental Law, (iii) create or constitute a public or private nuisance or (iv) constitute a violation of or non-compliance with any Environmental Law.

T. "Environmental Law" means all Laws, Court Orders, principles of common law, and permits, licenses, registrations, approvals or other authorizations of any Governmental Authority relating to Hazardous Substances, pollution, protection of the environment or human health.

U. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

V. "GAAP" means United States generally accepted accounting principles including those set forth: (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Securities Exchange Act, including opinions and pronouncements in




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         staff accounting bulletins and similar written statements from the accounting staff of the SEC.

W. "Governmental Authority" means any federal, state, local, municipal or foreign or other government or governmental agency or body.

X. "Hazardous Substances" means any material, waste or substance (including, without limitation, any product) that may or could pose a hazard to the environment or human health or safety including, without limitation, (i) any "hazardous substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.Section 9601 et seq. and its implementing regulations, (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.Section 11001 et seq. and its implementing regulations, (iii) any "hazardous waste," as defined under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C.Section 6901 et seq. and its implementing regulations, (iv) any "pollutant," as defined under the Water Pollution Control Act, 33 U.S.C.Section 1251 et seq. and its implementing regulations as any of such Laws in clauses (i) through (iv) may be amended from time to time, and (v) any material, substance or waste regulated under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any Governmental Authority concerning protection of the environment, pollution, health or safety or the public welfare.

Y. "Intellectual Property" means any Copyrights, Patents, Trademarks, technology, licenses, trade secrets, computer software and other intellectual property.

Z. "Knowledge" of any Shareholder means that which such Shareholder actually knows or, after diligent investigation commensurate with such Shareholder's position with Acquiree, should have known. "Knowledge" of Acquiror or Acquiree means that which an executive officer thereof actually knows or, after diligent investigation, should have known.

AA. "Law" means any statute, law, ordinance, regulation, order, rule, common law principles or consent agreements of any Governmental Authority, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, anti- discrimination, antitrust, wage and hour, and price and wage control matters.

BB. "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person.

CC. "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

DD. "Material Adverse Effect" means a fact or event which has had or is reasonably likely to have a material adverse effect on the Assets, Business, financial condition or results of operations of Acquiror or Acquiree, as the case may be, as indicated by the context in which used, and when used with respect to representations, warranties, conditions, covenants or




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         other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

EE. "Patents" means patents, patent applications, reissue patents, patents of addition, divisions, renewals, continuations, continuations-in-part, substitutions, additions and extensions of any of the foregoing.

FF. "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

GG. "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

HH. "Regulation" means any federal, state, local or foreign rule or regulation.

II. "Schedule" means any Schedule attached to and forming part of this Agreement including Schedules 2.1, 2.3, 2.5, 2.6, 2.7, 3.1 and 4.5.

JJ.      "SEC" means the United States Securities and Exchange Commission.

KK.      "Securities Act" means the Securities Act of 1933, as amended.

LL. "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

MM. "Subsidiary" means any corporation or other legal entity of which Acquiror or Acquiree, as the case may be (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of directors or other governing body of such corporation or other entity.

NN. "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

OO. "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

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PP.      "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

QQ. "Transaction Documents" means this Agreement and the other agreements described in Article III.

RR. "Transactions" means the purchase and sale of the Acquiree Common Stock, Acquiror Common Stock and Acquiror Preferred Stock and the other transactions contemplated by the Transaction Documents.

                                   ARTICLE II
                      PURCHASES, SALES AND CANCELLATIONS OF
                     SHARES, ISSUANCE OF STOCK OPTIONS, AND

                              RELATED TRANSACTIONS

         2.1 SALE OF ACQUIREE STOCK. Subject to the terms and conditions set forth in this Agreement, the Shareholders shall sell to Acquiror and Acquiror shall purchase from the Shareholders, an aggregate of 5,000,000 shares of Acquiree Common Stock. In addition to its proportionate shares of the Acquiree Common Stock, one of the Shareholders, 3073815 Canada Inc. will assign its receivable from Acquiree to Acquiror in accordance with Section 2.7 hereof in further consideration of its receipt of its proportionate share of Acquiror Common Stock. Following the purchase of the Acquiree Common Stock, Acquiree shall be operated as a wholly owned subsidiary of Acquiror. The amount of Acquiree Common Stock to be sold by each Shareholder is set forth in Schedule
2.1 hereto. The Acquiree Common Stock currently represents and will represent at Closing all of the issued and outstanding capital stock of Acquiree.

         2.2 CONSIDERATION FOR THE ACQUIREE COMMON STOCK. As consideration for the Acquiree Common Stock, Acquiror shall issue to the Shareholders an aggregate of 5,000,000 restricted shares of Acquiror Common Stock. The Acquiror Common Stock shall be allocated among the Shareholders in direct proportion to their ownership of their Acquiree Common Stock, such that each Shareholder shall receive the same number of shares of Acquiror Common Stock that the Shareholder currently owns in Acquiree. An aggregate of 1,666,666 shares of Acquiror Common Stock shall be issued to the Shareholders at the Closing. An aggregate of 1,666,667 shares of Acquiror Common Stock shall be issued to the Shareholders on the first anniversary of the Closing Date. An aggregate of 1,666,667 shares of Acquiror Common Stock shall be issued to the Shareholders on the second anniversary of the Closing Date. Acquiror agrees that it shall, at all times prior to the issuance of all of the Acquiror Common Stock, reserve from its shares of authorized but unissued common stock a sufficient number of shares to allow it to make the issuances of Acquiror Common Stock provided for in this
Section 2.2. If at any time prior to the second anniversary of the Closing Date, the common stock of Acquiror shall be subdivided, combined, reclassified or split into a greater or lesser number of shares, or into a different class of shares, a corresponding adjustment shall be made with respect to the remaining shares of Acquiror Common Stock to be issued pursuant to this Agreement.

         2.3 SALE OF ACQUIROR PREFERRED STOCK. Subject to the terms and conditions set forth in this Agreement, Acquiror shall sell to the Shareholders an aggregate of 3,333,334 shares

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of Acquiror Preferred Stock, $.001 par value per share. The terms of the
Acquiror Preferred Stock are set forth in Acquiror's Certificate of Amendment to be filed with the New York Department of State as soon as practicable following the execution of this Agreement, a copy of which is attached hereto as Schedule
2.3. The Acquiror Preferred Stock will be sold to the Shareholders in amounts that are in direct proportion to their percentage ownership of the Acquiree Common Stock. Acquiror agrees that it will not amend the terms of the Acquiror Preferred Stock or take any action with respect thereto that would serve to circumvent the intent of the Parties to this Agreement without the prior written consent of all of the holders of the Acquiror Preferred Stock.

         2.4 CANCELLATION OF CERTAIN ACQUIROR SHARES HELD BY GIC. Subject to the terms and conditions set forth in this Agreement, at the Closing, GIC will deliver 2,980,000 of the 5,205,000 shares of Acquiror common stock currently owned by it to Acquiror for cancellation (the "GIC Share Cancellation").

         2.5 ISSUANCE OF ACQUIROR OPTIONS. Subject to the terms and conditions set forth in this Agreement, within 30 days of the Closing Date, Acquiror will issue an aggregate of 150,000 stock options to the persons and in the amounts set forth in Schedule 2.5 hereto (the "Acquiror Options") pursuant to a non-statutory stock option plan to be adopted by Acquiror. Each optionee is currently an employee of Acquiree and shall continue to be so at the time of option grant. Each option will be exercisable to purchase one share of Acquiror's common stock for a period of five (5) years from the date of grant at an exercise price of Cdn.$.5714 per share. Acquiror agrees that it shall, prior to issuance of the Acquiror Options, register the underlying shares on a Registration Statement on Form S-8. The Acquiror Options shall be restricted as to exercise as provided in Section 2.10 hereof.

         2.6 ASSIGNMENT OF GIC LOAN TO ACQUIROR. Subject to the terms and conditions set forth in this Agreement, at the Closing, GIC shall assign to Acquiror its Cdn. $800,000 receivable from Acquiree, which shall be treated by Acquiror as a contribution to capital by GIC. The Assignment shall be made pursuant to an Assignment Agreement among Acquiror, Acquiree and GIC in the form annexed hereto as Schedule 2.6.

         2.7 ASSIGNMENT OF 3073815 CANADA INC. LOAN TO ACQUIREE. Subject to the terms and conditions of this Agreement, at the Closing, 3073815 Canada Inc. shall assign to Acquiror its Cdn. $75,000 receivable from Acquiree, which shall be treated by Acquiror as a contribution to capital by 3073815 Canada Inc. The Assignment shall be made pursuant to an Assignment Agreement among Acquiror, Acquiree and 3073815 Canada Inc. in the form annexed hereto as Schedule 2.7 and shall be made in further consideration of 3073885 Canada Inc's receipt of Acquiror Common Stock.


         2.8 STOCK ISSUANCES TO ACQUIREE CONTRACTORS. Subject to the terms and conditions set forth in this Agreement, at the Closing Acquiror shall issue (i) 60,000 shares of its restricted common stock to 3949559 Canada Inc. in consideration of scientific services rendered to Acquiree; and (ii) 40,000 shares of its restricted common stock to Altwin Holdings Limited, a Virgin Islands corporation, in consideration of marketing, branding and consulting services rendered to Acquiree.

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         2.9      CLOSING.

                  (a) The closing of the transactions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.7, and 2.8 above (the "Closing") shall be held at the offices of Kaplan Gottbetter & Levenson, LLP in New York, New York as promptly as practicable after the execution of this Agreement, (and in any event within five (5) Business Days of the date of this Agreement) after satisfaction or waiver of the conditions to the consummation of the transactions set forth in Articles IX and X. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  (b) At the Closing, each of the Shareholders shall transfer to Acquiror good and marketable title to the Acquiree Common Stock owned by such Shareholder, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Acquiror the certificates for the Acquiree Common Stock in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto. At the Closing, Acquiror shall provide the Shareholders with good and marketable title to an aggregate of 1,666,666 restricted shares of Acquiror Common Stock and an aggregate of 3,333,334 shares of Acquiror Preferred Stock free and clear of any and all liens, claims, encumbrances and adverse interests of any kind by delivery to the Shareholders of certificates for such shares. At the Closing, the Shareholders shall cause to be made available the books and records of Acquiree to Acquiror. At the Closing, each of the Shareholders, and each of the Acquiree Contractors shall deliver to Acquiror an executed investment representation letter in the form annexed hereto as Schedule 3.1. At the Closing, each of Acquiror and Acquiree shall deliver the other closing documents referenced in Articles IX and X. At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

                  (c) Acquiror's board of directors currently consists of Henry Yersh and Denis St. Hilaire. At the Closing, James Klein and Heather Baker, the designees of the Shareholders, shall be appointed to and added to the board of directors of Acquiror. At the Closing, Acquiror's current officers shall resign and be replaced by Heather Baker who will serve as president and chief executive officer and by James Klein who will serve as treasurer, secretary and chief financial officer. Following the Closing, GIC and the Shareholders agree to use their best efforts to mutually locate and designate a fifth director, for appointment to Acquiror's board of directors. Acquiror agrees to appoint such designee to its board as promptly as practicable upon receiving notice of such designation. The parties acknowledge and agree that no assurance can be given that the Shareholders and GIC will successfully find a mutually acceptable director.

         Subsequent to the Closing, GIC and the Shareholders, in their capacity as shareholders of Acquiror, hereby agree to vote their voting shares of Acquiror, with respect to all votes taken by Acquiror for the election of directors, so as to maintain a board that consists of an equal member of directors designated by GIC and the Shareholders.

         2.10 RESTRICTIONS ON EXERCISE OF ACQUIROR OPTIONS. The Acquiror Options will be subject to restrictions on exercise for a period of five months from the Closing Date. In connection therewith, no Acquiror Options will be exercisable within 30 days of the Closing Date. During the period commencing on the 31st day after the Closing Date and ending on the 60th day after

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 the Closing Date, each holder of Acquiror Options, may exercise 25% of such holder's Acquiror Options and thereafter transfer and sell the shares underlying such Acquiror Options (the "Underlying Shares") such that an aggregate of 37,500 Underlying Shares may be transferred and sold by the holders of the Acquiror Options. During each 30 day period thereafter, each holder of Acquiror Options may exercise an additional 25% of such holder's Acquiror Options and thereafter transfer and sell the Underlying Shares such that an aggregate of 37,500 additional Underlying Shares may be transferred and sold during such 30 day period by the holders of the Acquiror Options.

         2.11. EMPLOYMENT AGREEMENT WITH HEATHER BAKER. Immediately following the Closing, Heather Baker shall serve as Acquiror's president and chief executive officer. In connection therewith, as soon as practicable following the Closing Date, Acquiror and Heather Baker will enter into a written employment agreement. The terms of the employment agreement will include the issuance to Heather Baker of 100,000 shares of Acquiror's common stock as a signing bonus, which shares shall be registered on a Registration Statement on Form S-8.

                                   ARTICLE III
                                OTHER AGREEMENTS

         3.1 INVESTMENT REPRESENTATION LETTER. At the Closing, each of the Shareholders and each of the Acquiree Contractors shall execute and deliver to Acquiror an investment representation letter, in the form annexed hereto as
Schedule 3.1.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror hereby represents and warrants to Shareholders as follows:

         4.1 CORPORATE. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Acquiror is qualified to do business as a foreign corporation in all jurisdictions where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and by-laws of Acquiror have been duly adopted or ratified and are current, correct and complete. The Charter Documents consist of Acquiror's Certificate of Incorporation as filed with the State of New York Department of State on August 13, 1996 and amended on each of April 6, 1999; September 20, 1999; November 20, 2000; and January 29, 2001. Acquiror has all necessary corporate power and authority to own, lease and operate its Assets and to carry on its Business as it is now being conducted. Acquiror has no subsidiaries.

         4.2 AUTHORIZATION. Acquiror has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Acquiror has been duly authorized by all necessary corporate and shareholder action. Each Transaction Document executed and delivered by Acquiror as of the date hereof has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, and any Transaction Document executed and delivered by Acquiror after

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the date hereof will be duly executed and delivered by Acquiror and will constitute a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

         4.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. The securities issuances to be made by Acquiror pursuant to this Agreement will be made in compliance with the Securities Act and applicable state securities Laws. The Form 8-K filing to be made by Acquiror after the Closing with respect to the Transactions will be made in compliance with the Securities Exchange Act. The amendment to be made to Acquiror's Charter Documents with respect to the creation of the Acquiror Preferred Stock will be made in compliance with the New York Business Corporation Law. All required consents to the Transactions by Acquiror's board of directors shall be obtained prior to the Closing. With the exception of the above, neither the execution and delivery by Acquiror of the respective Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent or approval under or constitute a Default, or result in a loss of material benefit under, (a) to Acquiror's Knowledge, any Law or Court Order to which Acquiror is subject, (b) the Charter Documents or bylaws of Acquiror, or (c) any Contracts to which Acquiror is a party or by which any of the Acquiror Assets may be subject.

         4.4 ACQUIROR SEC REPORTS; FINANCIAL STATEMENTS. Acquiror has filed all required forms, reports, statements, schedules and other documents with the SEC (collectively, the "Acquiror SEC Reports"). Each of such Acquiror SEC Reports, at the time it was filed or was amended, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act, and with the forms and Regulations of the SEC promulgated thereunder, and did not contain, at the time it was filed or was amended, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) fairly present the financial position of Acquiror as at the respective dates thereof and the results of operations and cash flows of Acquiror for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes.

         4.5 CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of Acquiror consists of 200,000,000 shares of common stock, par value $.000333 per share and 5,000,000 shares of preferred stock, par value $.001 per share. Of such authorized capital stock, on the date hereof 9,380,000 shares of Acquiror Common Stock and no Shares of Acquiror Preferred Stock are issued and outstanding. Following the GIC Share Cancellation referred to in Section 2.4 hereof, and not taking into account the issuance of the Acquiror Common Stock at Closing or the issuances of shares of common stock of Acquiror to the Acquiree Contractors at Closing, on the Closing Date, 6,400,000 shares of Acquiror Common Stock will be issued and outstanding. Further, in connection with this Agreement, 3,333,334 shares of Acquiror Preferred Stock are to be issued to the Shareholders at Closing as set forth in Section 2.3 hereof. All of the currently issued and outstanding shares of Acquiror's common stock are validly issued, fully paid and non-assessable and all of the shares of Acquiror Common Stock, Acquiror Preferred Stock and other shares of common stock of Acquiror to be issued pursuant to this Agreement will, when issued, have been validly issued, fully paid and non-assessable. Other than restrictions related to its status as stock not registered under the Securities Act of 1933, as amended, no transfer or sale restrictions shall be applicable, at the time of issuance, to the Acquiror Common Stock and other restricted shares of common stock of Acquiror to be issued pursuant to this Agreement. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Acquiror. Schedule 4.5 hereof sets forth (i) the capitalization of Acquiror that exists as at the date hereof; and (ii) the capitalization of Acquiror that will exist on the Closing Date following the issuance of the Acquiror Preferred Stock, 1,666,666 shares of Acquiror Common Stock, and the issuances of common stock of Acquiror to the Acquiree Contractors.

         4.6 ACQUIROR FINANCIAL STATEMENTS. As at the Closing Date, the Acquiror SEC Reports contain unaudited quarterly financial statements and audited year end financial statements (singularly and collectively, the "Acquiror Financial Statements"). The Acquiror Financial Statements fairly present the financial position of Acquiror as at the respective dates thereof and the results of operations of Acquiror for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved. Acquiror has no material contingent Liabilities except as otherwise set forth in the Acquiror Financial Statements.

         4.7 TAXES. Acquiror (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns filed were true, correct and complete in all respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns. Acquiror has (i) duly paid or caused to be paid all Taxes and all Taxes shown on Tax Returns that are or were due, and (ii) provided a sufficient reserve on the Acquiror Balance Sheet for the payment of all Taxes not yet due and payable. No deficiency in respect of any Taxes which has been assessed against Acquiror remains unpaid, and Acquiror has no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Acquiror with respect to any Taxes. Acquiror has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return. There are no liens for Taxes upon any assets of Acquiror except for liens for current Taxes not yet due. Acquiror has to its Knowledge (i) complied with all provisions of the Code relating to the withholding and payment of Taxes and (ii) has made all deposits required by applicable Law to be made with respect to employees' withholding and other payroll, employment or other withholding or related Taxes.

         4.8 TITLE TO ASSETS AND RELATED MATTERS. Acquiror has good and marketable title to the Acquiror Assets, free from any Encumbrances. Acquiror owns all Acquiror Assets necessary or currently used in the operation of Acquiror's Business.

         4.9 REAL PROPERTY. As of the date hereof, Acquiror does not own any real property.

         4.10 LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

                  (a) There is no Litigation that is pending or, to Acquiror's Knowledge, threatened against Acquiror. To Acquiror's Knowledge, Acquiror is and has been in compliance with all applicable Laws, including Environmental Laws and applicable securities Laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to Acquiror, including Environmental Laws. There has been no Default with respect to any Court Order applicable to Acquiror. Acquiror has not received any written notice and, to the Knowledge of Acquiror, no other communication has been received to the effect that it is not in compliance with any applicable Laws.

                  (b) There is no Environmental Condition at any property presently or formerly owned or leased by Acquiror or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

                  (c) Acquiror has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the "Governmental Permits") required in connection with the operation of its Business, all of which are in full force and effect. Acquiror has complied with all of its Governmental Permits.

         4.11 CONTRACTS AND COMMITMENTS. Each Contract to which Acquiror is a party (i) is legal, valid, binding and enforceable by Acquiror except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Acquiror, and to Acquiror's Knowledge, any other party, is not in Default under any such Contract. Acquiror is not subject to any Contract limiting the freedom of Acquiror to compete in any line of business, or with any Person, or in any geographic area or market.

         4.12 EMPLOYEE RELATIONS. Acquiror is not (a) a party to, involved in or, to Acquiror's Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Acquiror has not experienced any work stoppage.

         4.13 BENEFIT PLANS. Acquiror has not sponsored or maintained any Benefit Plans since its inception.


         4.14 PATENTS, TRADEMARKS, ETC. Acquiror does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person. Acquiror does not utilize any Intellectual Property in the conduct of its Business.

         4.15 ABSENCE OF CERTAIN CHANGES. Since September 30, 2001, the date of the latest Acquiror balance sheet contained in an Acquiror SEC Report, Acquiror has conducted its business in the ordinary course, and, as of the date hereof, except as otherwise provided in this Agreement, there has not been, nor as of the Closing Date, will there have been:

                           (a) any Material Adverse Effect on the Acquiror
Business;

                           (b) any distribution or payment declared or made in
respect of Acquiror's capital stock by way of dividends, purchase or redemption of shares or otherwise;

                           (c) any increase in the compensation payable or to
become payable to any current director or officer of Acquiror, nor any material change in any existing employment, severance, consulting arrangements or any Acquiror Benefit Plan;

                           (d) any sale, assignment or transfer of any Acquiror
Assets, or any additions to or transactions involving any Acquiror Assets, other than those made in the ordinary course of business;

                           (e) other than in the ordinary course of business,
any waiver or release of any material claim or right or cancellation of any material debt held by Acquiror;

                           (f) any change in practice with respect to Taxes, or
any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax Liability;

                           (g) (i) any creation, or assumption of, any leases,
long-term debt or any short- term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) any loans, advances or capital contributions to, or investments in, any other Person; or (iv) any other material increase in Liabilities or capital expenditures outside the ordinary course of business.

                           (h) any material agreement, commitment or contract,
except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                           (i) any authorization, recommendation, proposal or
announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

                           (j) any change in accounting procedure or practice;
or

                           (k) any agreement or promise by Acquiror to (i) do
any of the foregoing or (ii) do anything that would likely result in any of the foregoing.

         4.16 CORPORATE RECORDS. The minute books of Acquiror contain accurate and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.


         4.17 FINDER'S FEES. No Person is or will be entitled to any commission, finder's fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Acquiror.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

                        OF ACQUIREE AND THE SHAREHOLDERS

         Acquiree and each Shareholder hereby represents and warrants to Acquiror as follows:

         5.1 CORPORATE. Acquiree is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Acquiree is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of Acquiree (all of which have been delivered or made available to Acquiror) have been duly adopted and are current, correct and complete. The Charter Documents consist of Acquiree's Certificate of Incorporation as filed pursuant to the Canada Business Corporations Act on April 18, 2001 and amended on March 26, 2002. Acquiree has all necessary corporate power and authority to own, lease and operate the Acquiree Assets and to carry on the Acquiree Business as it is now being conducted. Acquiree has no Subsidiaries.

         5.2 AUTHORIZATION. Acquiree has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Acquiree has been duly authorized by all necessary corporate and Shareholder action. Each Shareholder has the capacity to execute and deliver the Transaction Documents to which he is a party and to perform the Transactions to be performed by him. Each Transaction Document executed and delivered by Acquiree and any Shareholder as of the date hereof has been duly executed and delivered by Acquiree and each such Shareholder and constitutes a valid and binding obligation of Acquiree and each such Shareholder, enforceable against Acquiree and each such Shareholder in accordance with its terms, and any Transaction Documents executed and delivered by Acquiree and any Shareholder after the date hereof will be duly executed and delivered by Acquiree and each such Shareholder and will constitute a valid and binding obligation of Acquiree and each such Shareholder enforceable against Acquiree and each such Shareholder in accordance with its terms, except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specified performance or other equitable relief is available only at the discretion of the court before which enforcement is sought.

         5.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery by Acquiree or any Shareholder of the respective Transaction Documents to which he is or will be a party, nor the performance of the Transactions to be performed by him, will require any filing, consent or approval which has not already been obtained or constitute a Default, or result in a loss of material benefit under, (a) to any Shareholder's Knowledge, any Law or Court Order to which Acquiree or any Shareholder is subject, (b) the Charter Documents or bylaws of Acquiree, (c) any other Contracts to which Acquiree or any Shareholder is a party or by which any of the Acquiree Assets may be subject.

         5.4 CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of Acquiree consists of an unlimited number of common shares, an unlimited number of Class A preferred shares and an unlimited number of Class B preferred shares. Of such authorized capital stock, the only issued and outstanding shares on the date hereof are 5,000,000 shares of Acquiree common stock. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of Acquiree. All of the issued and outstanding shares of Acquiree common stock are validly issued, fully paid and non-assessable.

         5.5 ACQUIREE FINANCIAL STATEMENTS. The financial statements of Acquiree as at December 31, 2001 and for the period from April 18, 2001 (inception ) to December 31, 2001 (the "Acquiree Financial Statements"), delivered to Acquiror fairly present the financial position of Acquiree as at the respective dates thereof and the results of operations of Acquiree for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved. For purposes of this Agreement, the Balance Sheet of Acquiree as of December 31, 2001 is referred to as the "Acquiree Balance Sheet" and the date thereof is referred to as the "Acquiree Balance Sheet Date." Acquiree has no material contingent Liabilities except as otherwise set forth in the Acquiree Financial Statements.

         5.6 TAXES. Acquiree (i) has filed (or, in the case of Tax Returns not yet due, will file) with the appropriate governmental agencies all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns filed were true, correct and complete in all respects, and (ii) has paid (or, in the case of Taxes not yet due, will pay), all Taxes shown on such Tax Returns. Acquiree has (i) duly paid or caused to be paid all Taxes and all Taxes shown on Tax Returns that are or were due, and (ii) provided a sufficient reserve on the Acquiree Balance Sheet for the payment of all Taxes not yet due and payable. No deficiency in respect of any Taxes which has been assessed against Acquiree remains unpaid, and Acquiree has no Knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against Acquiree with respect to any Taxes. Acquiree has not extended or waived the application of any applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax or any Tax Return. There are no liens for Taxes upon any assets of Acquiree except for liens for current Taxes not yet due.

         5.7 TITLE TO ASSETS AND RELATED MATTERS. Acquiree has good and marketable title to the Acquiree Assets, free from any Encumbrances. Acquiree owns all Acquiree Assets necessary or currently used in the operation of Acquiree's Business.

         5.8 REAL PROPERTY. As of the date hereof, Acquiree does not own any real property.

         5.9 LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

                  (a) There is no Litigation that is pending or, to Acquiree's or any Shareholder's Knowledge, threatened against Acquiree. To Acquiree's or any Shareholder's Knowledge, Acquiree is and has been in compliance with all applicable Laws, including applicable securities Laws, except where the failure to be in compliance would not have a Material Adverse Effect. There has been no Default under any Laws applicable to Acquiree. There has been no Default with respect to any Court Order applicable to Acquiree. Acquiree has not received any written notice and, to the Knowledge of Acquiree or any Shareholder, no other communication has been received to the effect that it is not in compliance with any applicable Laws. No Shareholder has reason to believe that any presently existing circumstances are likely to result in violations of any applicable Laws.

                  (b) There is no Environmental Condition at any property presently or formerly owned or leased by Acquiree which is reasonably likely to have a Material Adverse Effect.

                  (c) Acquiree has all material consents, permits, franchises, licenses, concessions, registrations, certificates of occupancy, approvals and other authorizations of Governmental Authorities (collectively, the "Governmental Permits") required in connection with the operation of its Business, all of which are in full force and effect. Acquiree has complied with all of its Governmental Permits.

         5.10 CONTRACTS AND COMMITMENTS. Each Contract to which Acquiree is a party (i) is legal, valid, binding and enforceable by Acquiree except as otherwise limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or other equitable relief is available only at the discretion of the court before which enforcement is sought, and (ii) Acquiree, and to Acquiree's and any Shareholder's Knowledge, any other party, is not in Default under any such Contract. Acquiree is not subject to any Contract limiting the freedom of Acquiree to compete in any line of business, or with any Person, or in any geographic area or market.

         5.11 EMPLOYEE RELATIONS. Acquiree is not (a) a party to, involved in or, to Acquiree's and any Shareholder's Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and Acquiree has not experienced any work stoppage.

         5.12 BENEFIT PLANS. With the exception of a group insurance plan, Acquiree has not sponsored or maintained any Benefit Plans since its inception.

         5.13 PATENTS, TRADEMARKS, ETC. Acquiree does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another Person and no Person infringes on or wrongfully uses any Intellectual Property owned or claimed by Acquiree. Acquiree owns or has valid rights to use all Intellectual Property used in the conduct of Acquiree Business, free and clear of all Encumbrances.

         5.14 ABSENCE OF CERTAIN CHANGES. Since the Acquiree Balance Sheet Date, Acquiree has conducted the Acquiree Business in the ordinary course, and, as of the date hereof, there has not been, nor as of the Closing Date, will there have been:

                  (a) any Material Adverse Effect on the Acquiree Business;

                  (b) any distribution or payment declared or made in respect of Acquiree's capital stock by way of dividends, purchase or redemption of shares or otherwise;

                  (c) any increase in the compensation payable or to become payable to any current director or officer of Acquiree, nor any material change in any existing employment, severance, consulting arrangements or any Acquiree Benefit Plan;

                  (d) any sale, assignment or transfer of any Acquiree Assets, or any additions to or transactions involving any Acquiree Assets, other than those made in the ordinary course of business;

                  (e) other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held by Acquiree;

                  (f) any change in practice with respect to Taxes, or any election, change of any election, or revocation of any election with respect to Taxes, or any settlement or compromise of any dispute involving a Tax Liability;

                  (g) (i) any creation, or assumption of, any leases, long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facility or in the ordinary course of business (ii) any assumption, granting of guarantees, endorsements or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) any loans, advances or capital contributions to, or investments in, any other Person; or (iv) any other material increase in Liabilities or capital expenditures outside the ordinary course of business.

                  (h) any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                  (i) any authorization, recommendation, proposal or announcement of an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

                  (j) any change in accounting procedure or practice; or

                  (k) any agreement or promise by Acquiree to (i) do any of the foregoing or (ii) do anything that would likely result in any of the foregoing.

         5.15 CORPORATE RECORDS. In all material respects, the minute books of Acquiree contain accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders.

         5.16 FINDER'S FEES. No Person is or will be entitled to any commission, finder's fee or other payment in connection with the Transactions based on arrangements made by or on behalf of Acquiree.

         5.17 OWNERSHIP OF SHARES. Each Shareholder is the record and beneficial owner of the Shares as set forth next to such Shareholder's name on Schedule 2.1, and has sole management power over the disposition of such Shares. The Shares owned by each Shareholder as set forth on Schedule 2.1 are free and clear of any liens, claims, encumbrances, and charges. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by any Shareholder except pursuant to this Agreement. Each Shareholder has the legal right to enter into and to consummate the Transactions contemplated hereby and otherwise to carry out his or her obligations hereunder.

                                   ARTICLE VI
                         JOINT COVENANTS OF THE PARTIES

         6.1 NOTIFICATION OF CERTAIN MATTERS. Each of Acquiror, on the one hand, and Acquiree and the Shareholders, on the other hand, shall give prompt notice to each other of the following:

                  (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, or (ii) directly or indirectly, any Material Adverse Effect; and

                  (b) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.2 ACCESS TO INFORMATION. From the date hereof to the Closing Date, Acquiror and Acquiree shall, and shall cause its officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel, financial advisors and agents of the other Party complete access at all reasonable times to such Party's officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

         6.3 PUBLIC ANNOUNCEMENTS. Acquiror and Acquiree (a) shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other and (b) before issuing any press release or otherwise making any public statements with respect to the Transactions, will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except for each of (a) and (b) above as may be required by Law (it being agreed that the Parties hereto are entitled to disclose all requisite information concerning the Transactions in any filings required with the SEC).

         6.4 COOPERATION. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate as promptly as practicable the Transactions and shall use its commercially reasonable efforts to obtain all required consents, and to effect all necessary filings under the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to fulfill the conditions herein to the extent that the fulfillment thereof is within a Party's control.

         6.5 EXPENSES. Acquiror shall pay all of the legal, accounting and other expenses incurred by Acquiror in connection with the Transactions. Acquiree shall pay all of the legal, accounting and other expenses incurred by Acquiree and the Shareholders in connection with the Transactions.

                                   ARTICLE VII
                     COVENANTS OF ACQUIREE AND SHAREHOLDERS

         7.1 OPERATION OF THE BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiror, during the period from the date of this Agreement to the Closing Date, Acquiree will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a Material Adverse Effect on its ability to consummate the Transactions. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or related Schedules, prior to the Closing Date, Acquiree will not, and Shareholders shall not cause or permit Acquiree to, without the prior written consent of Acquiror:

                  (a) amend its Charter Documents or bylaws (or similar organizational documents);

                  (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

                  (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

                  (d) (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;


                  (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Acquiree Benefit Plans, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

                  (f) enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                  (g) other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities,
(iii) disposition or Encumbrance of a material amount of assets or securities,
(iv) merger or consolidation or (v) material change in its capitalization;

                  (h) change any material accounting or Tax procedure or practice;

                  (i) take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

                  (j) compromise, settle or otherwise modify any material claim or litigation;

                  (k) permit any existing insurance policy insuring Acquiree Assets to terminate; or

                  (l) commit, promise or agree to do any of the foregoing.

         7.2 MAINTENANCE OF THE ASSETS. Acquiree shall use its reasonable best efforts to continue to maintain and service the Acquiree Assets consistent with past practice. Acquiree shall not directly or indirectly, sell or encumber all or any part of the Acquiree Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

         7.3 EMPLOYEES AND BUSINESS RELATIONS. Acquiree shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

                                  ARTICLE VIII
                              COVENANTS OF ACQUIROR

         8.1 OPERATION OF THE BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by Acquiree and the Shareholders, during the period from the date of this Agreement to the Closing Date, Acquiror will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a Material Adverse Effect on its ability to consummate the transactions required by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or related Schedules, prior to the Closing Date, Acquiror will not without the prior written consent of Acquiree and the Shareholders:

                  (a) amend its Charter Documents or bylaws (or similar organizational documents);

                  (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

                  (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

                  (d) (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

                  (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing Acquiree Benefit Plans, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

                  (f) enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

                  (g) other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or Encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

                  (h) change any material accounting or Tax procedure or practice;

                  (i) take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

                  (j) compromise, settle or otherwise modify any material claim or litigation;

                  (k) permit any existing insurance policy insuring Acquiror Assets to terminate; or

                  (l) commit, promise or agree to do any of the foregoing.

         8.2 MAINTENANCE OF THE ASSETS. Acquiror shall use its reasonable best efforts to continue to maintain and service the Acquiror Assets consistent with past practice. Acquiror shall not directly or indirectly, sell or encumber all or any part of the Acquiror Assets, other than sales in the ordinary course of business or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

         8.3 EMPLOYEES AND BUSINESS RELATIONS. Acquiror shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

                                   ARTICLE IX
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF

                          ACQUIREE AND THE SHAREHOLDERS

         The obligations of Shareholders to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

         9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

         9.2 AGREEMENTS, CONDITIONS AND COVENANTS. Acquiror shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

         9.3 MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Acquiror.

         9.4 CERTIFICATES. Acquiree shall have received a certificate of an executive officer of Acquiror to the effect set forth in Sections 9.1, 9.2 and 9.3, respectively.

         9.5 REQUIRED CONSENTS. Acquiror shall have obtained all consents from third parties necessary for consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Acquiror.

         9.6 ANCILLARY DOCUMENTS. Acquiror shall have tendered executed copies of the respective Transaction Documents to which it is intended to be a party.

         9.7 LEGALITY. All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

                                    ARTICLE X
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

         The obligations of Acquiror to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

         10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiree and Shareholders contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

         10.2 AGREEMENTS, CONDITIONS AND COVENANTS. Acquiree and Shareholders shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by each of them on or before the Closing Date.

         10.3 MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect on Acquiree.

         10.4 CERTIFICATES. Acquiror shall have received a certificate of an executive officer of Acquiree and each Shareholder to the effect set forth in Sections 10.1, 10.2 and 10.3, respectively.

         10.5 REQUIRED CONSENTS. Acquiree and Shareholders shall have obtained all consents from third parties necessary for the consummation of the Transactions or the absence of which would result in a Material Adverse Effect on Acquiree.

         10.6 ANCILLARY DOCUMENTS. Acquiree and each Shareholder shall have tendered executed copies of the Transaction Documents to which each of them is intended to be a party.

         10.7 LEGALITY. All required governmental approvals shall have been obtained and any applicable waiting periods, shall have expired. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental entity that is in effect and that has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Merger and no legal action shall be pending or threatened which is reasonably likely to have a Material Adverse Effect on any Party.

                                   ARTICLE XI

                                   TERMINATION

         11.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time before the Closing Date:

                  (a) By mutual written consent of Acquiror and Shareholders owning at least 51% of the Shares.

                  (b) By Acquiror or Shareholders owning at least 51% of the Shares, if the Closing shall not have been consummated within five (5) business days of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;

                  (c) By Acquiror or Shareholders owning at least 51% of the Shares if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

                  (d) By Shareholders owning at least 51% of the Shares if Acquiror shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by Acquiror shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 3 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Acquiror's obligations to consummate the transactions contemplated hereby;

         (e) By Acquiror if Acquiree or any Shareholder shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured within 3 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a failure to satisfy a condition to Acquiree's or any Shareholder's obligations to consummate the transactions contemplated hereby;

         11.2     EFFECT OF TERMINATION.

                  (a) Except as otherwise provided in Section 11.2(b) hereof, if this Agreement is terminated pursuant to Section 11.1(a), (b) or (c), this Agreement shall be terminated and there shall be no liability on the part of any of the Parties. Notwithstanding the foregoing, nothing herein shall relieve any Party from liability for any willful breach hereof; provided that the provisions of Section 6.5, and this Section 11.2 shall survive the termination hereof.

                  (b) If this Agreement is terminated and it is determined that Acquiror or Acquiree, as the case may be, during the forty-five (45) day period ending on March 21, 2002, accepted or made any offer, entered into any negotiations or discussions, or entertained any expressions of interest with a third party, similar to or involving the transactions referred to herein, liquidated damages in the amount of Cdn$600,000 shall be due and payable by the Party engaging in such conduct to the other Party.

                                   ARTICLE XII
                                 GENERAL MATTERS

         12.1 CONTENTS OF AGREEMENT. This Agreement, together with the other Transaction Documents, set forth the entire understanding of the Parties hereto with respect to the Transactions and supersede all prior agreements or understandings among the Parties regarding those matters.

         12.2 PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties hereto. No Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions. Nothing in this Agreement is intended or will be construed to confer on any Person other than the Parties hereto any rights or benefits hereunder.

         12.3 INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including," "includes" or similar words has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, and Schedule references are to this Agreement unless otherwise specified. The Schedules referred to in this Agreement will be deemed to be a part of this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         12.4 NOTICES. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by a nationally recognized overnight courier upon proof of delivery. Any notices shall be deemed given upon receipt at the address set forth below, unless such address is changed by notice to the other Party hereto:

         If to Acquiror:                    Harmony Trading Corp.
                                            300 St. Sacrament, Suite 414
                                            Montreal, Quebec, Canada H2Y 1X4
                                            Attention:  Henry J. Yersh, President

         With a required copy to:           Kaplan Gottbetter & Levenson, LLP
                                            630 Third Avenue
                                            New York, New York 10017-6705
                                            Attention: Adam Gottbetter

         If to Acquiree to:                 Nuvo Way, Inc.
                                            2191 Hampton Avenue
                                            Montreal, Quebec H4A 2K5 Canada
                                            Attention: Heather Baker, President

         With a required copy to:           Spiegel Sohmer
                                            5, Place Ville-Marie
                                            Bureau 1203
                                            Montreal, Quebec H3B 2G2
                                            Canada
                                            Attention:  Nathalie Elharrar- Noik

         If to any Stockholder,
         to such Stockholder

         as follows:                        c/o Nuvo Way, Inc.
                                            2191 Hampton Avenue
                                            Montreal, Quebec H4A 2K5
                                            Canada

         12.5 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the Laws of the State of New York without regard to its provisions concerning conflict of laws.

         12.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         12.7 WAIVERS. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the Party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

         12.8 MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the Parties to this Agreement.

         12.9 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

         12.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         12.11 FURTHER ASSURANCES. The Parties hereto agree to execute and deliver such further instruments and documents as may reasonably be requested by another Party in order to carry out fully the intent and accomplish the purposes of this Reorganization Agreement and the Transactions referred to herein.

                         [Signatures on following page]

         IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first written above.

ACQUIROR:                                                                       SHAREHOLDERS:
Harmony Trading Corp.                                                           3073815 Canada Inc.


By:   /s/ Hershey J. Yersh                                                      By:   /s/ Heather Baker
      -----------------------------------                                             -------------------------------------
      Name:     Hershey J. Yersh                                                      Name: Heather Baker
      Title:    President                                                             Title:   President

ACQUIREE:

Nuvo Way, Inc.
                                                                                3949559 Canada Inc.

By:   /s/ Heather Baker
      -----------------------------------                                       By: /s/ Jonathan Farber
      Name:     Heather Baker                                                       ---------------------------------------
      Title:    President                                                             Name: Jonathan Farber
                                                                                      Title:   President
Group Intercapital, Inc.
                                                                                9103-3019 Quebec Inc.

By:   /s/ Claude Gendron
      -----------------------------------                                       By: /s/ Miriam Farber
      Name:     Claude Gendron                                                      ---------------------------------------
      Title:    President                                                             Name: Miriam Farber
                                                                                      Title:   President
             /s/ Heather Baker
-----------------------------------------
                Heather Baker






                                                                                              /s/ Ross Harvey
                                                                                -------------------------------------------
                                                                                                Ross Harvey

                                                                                             /s/ Tommy Kane
                                                                                -------------------------------------------
                                                                                                Tommy Kane

                                                                                            /s/ James Klein
                                                                                -------------------------------------------
                                                                                                James Klein

                                                                                            /s/ Steven Leroux
                                                                                -------------------------------------------
                                                                                                Steven Leroux


OPTIONEES (SOLELY WITH RESPECT TO SECTION 2.10):

     /s/ James Klein
-----------------------------------------
      James Klein

     /s/ Heather Baker
-----------------------------------------
      Heather Baker

     /s/ Steve Leroux
-----------------------------------------
      Steve Leroux

     /s/ Tommy Kane
-----------------------------------------
      Tommy Kane

     /s/ Michael Farber
-----------------------------------------
      Michael Farber

      /s/ Norma Murphy
-----------------------------------------
      Norma Murphy

     /s/ Dean Hollingworth
-----------------------------------------
      Dean Hollingworth

                                  SCHEDULE 2.1

                                 NUMBER OF ACQUIREE
 SHAREHOLDER                      SHARES TO BE SOLD               ADDRESS
 -----------                      -----------------               -------
3073815 Canada Inc.                    925,000               4625 Dobrin Street, St-Laurent,
                                                             Quebec H4R 2P7

3949559 Canada Inc.                    325,000               3884 Ernest Savignac, Montreal,
                                                             Quebec H2M 2M3

9103-3019 Quebec Inc.                1,075,000               147 dufferin Road, Hampstead
                                                             Quebec H3X 2Y2

Ross Harvey                            350,000               6505 Cote St Luc, App. 7,
                                                             Cote St. Luc, Quebec H4V 1G3

Tommy Kane                             675,000               13125 Ancourt Street,
                                                             Pierrefonds, Quebec H8Z 1R5

James Klein                            825,000               4057 Vendome Avenue,
                                                             Montreal Quebec H4A 3N2

Steven Leroux                          825,000               7 Cedar Avenue, Pointe Claire,
                                                             Quebec H9S 4X9

                               TOTAL 5,000,000

                                  SCHEDULE 2.3

                       ACQUIROR'S CERTIFICATE OF AMENDMENT

                            CERTIFICATE OF AMENDMENT

                       TO THE CERTIFICATE OF INCORPORATION

                                       OF

                              HARMONY TRADING CORP.

      UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

THE UNDERSIGNED, being the President of HARMONY TRADING CORP., hereby certifies:


      The name of the corporation is Harmony Trading Corp. (the "Corporation").

      1. The certificate of incorporation of said Corporation was filed by the Department of State on the 13th day of August, 1996.

      2. The certificate of incorporation of the Corporation is hereby amended to create and designate a series of preferred stock to be referred to as Series A Preferred Stock.

      3. To accomplish the foregoing, Article Fourth of the certificate of incorporation relating to the capital stock of the Corporation is hereby amended to read as follows:

      "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares shall be designated as common stock, par value $.000333 per share, 3,333,334 shares shall be designated as Series A Preferred Stock, par value $.001 per share, and 1,666,666 shares shall be designated as Preferred Stock, par value $.001 per share.

      Series A Preferred Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:

      Voting Rights. The Series A Preferred Stock will be pari passu with the common stock with respect to voting rights. Accordingly, the holder of each share of Series A Preferred Stock shall have the right to one vote for each such share held on any matter, question or proposition whatsoever that may properly come before the stockholders of the Corporation at meetings of stockholders of this corporation at which holders of common stock are entitled to vote or with respect to any other circumstance in which a stockholder of common stock is entitled to vote or to consent. With respect to such vote, each share of Series A Preferred Stock shall carry the same voting power as each share of common stock. As long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation may not take any corporate action that would serve to diminish the voting rights of holders of the Series A Preferred Stock in a manner different from the voting rights of holders of the Corporation's common stock without the prior written consent of persons holding at least 2/3 of the then outstanding shares of Series A Preferred Stock.

      Dividend Rights. The Series A Preferred Stock will be pari passu with the common stock with respect to dividend rights. Accordingly, the holder of each share of Series A Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, on the same basis, at the same time and in the same amount as the holder of each share of common stock of the Corporation, when, as, and if declared by the board of directors.

      Liquidation Rights. The Series A Preferred Stock will be pari passu with the common stock with respect to liquidation rights. Accordingly, in the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holder of each share of Series A Preferred Stock shall be entitled to receive, on the same basis, at the same time, and in the same amount, as the holder of each share of common stock of the Corporation, the holder's proportionate share of the assets of the Corporation distributed as part of such liquidation, dissolution or winding up.

      Automatic Redemption. Subject to applicable law, the Corporation shall automatically redeem shares of Series A Preferred Stock, for an amount per share equal to $.001, in direct proportion to, and at the time of, the issuance of shares of the Corporation's common stock, which shall be on the first and second anniversaries of the closing date of a Reorganization Agreement dated March 27, 2002 among the Corporation, Group Intercapital, Inc., a Canadian corporation, Nuvo Way, Inc., a Canadian corporation ("NUVO"), Heather Baker, and the shareholders of NUVO. From and after each redemption date, all rights of the holders of redeemed Series A Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be deemed to be outstanding for any purpose whatsoever.

      Restrictions on Transfer. The Series A Preferred Stock may not be transferred or assigned by the individual or entity to which it is granted, otherwise than by will or the laws of descent and distribution.

         The undesignated shares of Preferred Stock may be issued from time to time in one or more series or classes. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

                  (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

                  (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

                  (i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

         The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative."

         The foregoing amendment was authorized by the unanimous written consent of the Board of Directors of the Corporation. Under Section 502 of the Business Corporation Law, shareholder approval was not required for this action.

         IN WITNESS WHEREOF, I have signed this certificate on the 27th day of March, 2002, and I affirm the statements contained herein as true under penalties of perjury.

                                                  /s/ Henry J. Yersh
                                                  ------------------------------
                                                  Henry J. Yersh
                                                  President

                                  SCHEDULE 2.5

                   LIST OF PERSONS RECEIVING ACQUIROR OPTIONS

                                    NUMBER
     NAME                          OF OPTIONS               ADDRESS
     ----                          ----------               -------
James Klein                          25,000          4057 Vendome Avenue,
                                                     Montreal, Quebec,
                                                     Canada  H4A 3N2

Heather Baker                        25,000          7 Cedar Avenue, Pointe Claire,
                                                     Quebec, Canada H9S 3X9

Steve Leroux                         25,000          7 Cedar Avenue, Pointe-Claire,
                                                     Quebec, Canada H9S 4X9

Tommy Kane                           25,000          13125 Ancourt Street,
                                                     Pierrefonds, Quebec
                                                     Canada H8Z 1R5

Michael Farber                       25,000          850 MuirApp 401
                                                     St. Laurent, Quebec
                                                     Canada H4X 3YI

Norma Murphy                         12,500          178 Cameron, P.O. Box 55
                                                     Hudson, Quebec,
                                                     Canada JOP 1HO

Dean Hollingworth                    12,500          107 Westminister Avenue
                                                     Montreal, Quebec,
                                                     Canada H4X 1Z3

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

                                  SCHEDULE 2.6

                       FORM OF ASSIGNMENT AGREEMENT AMONG
                           ACQUIROR, ACQUIREE AND GIC

                              ASSIGNMENT AGREEMENT

         This Assignment Agreement (the "Agreement") is entered into as of the 3rd day of April 2002 by and among Group Intercapital Inc., a Canadian corporation (the "Assignor"); Harmony Trading Corporation, a New York corporation (the "Assignee"); and Nuvo Way, Inc., a Canadian corporation ("Nuvo"). Assignor, Assignee and Nuvo are referred to severally herein as a "Party" and jointly as the "Parties"

                                    PREAMBLE

                           WHEREAS, Assignor has periodically made loans to Nuvo
                  with respect to which Nuvo is presently indebted to Assignor in the amount of CDN $800,000, which loan to Assignor represents an account receivable (the "Receivable"); and

                           WHEREAS, Assignor is a shareholder of Assignee; and

                           WHEREAS, Assignor, Assignee, and Nuvo are Parties to
                  a Reorganization Agreement dated March 27, 2002, pursuant to which Assignor has agreed to assign and transfer the Receivable to Assignee as a contribution to capital; and

                           WHEREAS, the Parties desire that the transfer and
                  assignment of the Receivable to Assignee be accomplished in accordance with the terms and conditions set forth herein;

                           NOW, THEREFORE, for good and valuable consideration,
                  the sufficiency of which is hereby acknowledged the Parties hereto agree as follows:

1.       ASSIGNMENT.

         Assignor hereby transfers and assigns to Assignee, and Assignee accepts the assignment of, Assignor's interest in the Receivable from Nuvo. Assignee agrees to treat the assignment of the Receivable to it as a contribution to capital by Assignor.


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

2.       CONSENT OF NUVO.

         Nuvo hereby consents to the assignment by Assignor of Assignor's rights, title and interest in the Receivable to Assignee, and agrees to treat Assignee for all purposes as the owner of the Receivable.

3.       FURTHER ACTIONS.

         Assignor, Assignee and Nuvo hereby agree to execute and deliver any and all documents and to take any and all actions reasonably requested by the other to effect the assignment hereunder or to otherwise effect the transactions contemplated hereby.

4.       SEVERABILITY.

         If one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the portion of such provision not so held, and the remaining provisions of this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not included herein.

5.       AMENDMENTS, MODIFICATIONS AND WAIVERS.

         No provision of this Agreement may be waived, modified or amended except in a written instrument signed by the Party against whom such waiver, modification or amendment is sought to be enforced. No waiver of any provision hereof shall be deemed to be a waiver of any other provision or to imply any future waiver of the same provision.

6.       SUCCESSORS AND ASSIGNS.

         The provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

7.       GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of laws provisions thereof. The Parties agree to submit any dispute under this Agreement to the exclusive jurisdiction of the courts of the State of New York.

8.       COUNTERPARTS.

         This Agreement may be executed in one or more counterparts which, when taken together, shall comprise one and the same document.

         IN WITNESS WHEREOF, the undersigned have set their respective hands as the date first above written.

GROUP INTERCAPITAL INC.                            HARMONY TRADING CORP.
("ASSIGNOR")                                       ("ASSIGNEE")



By: /s/ Claude Gendron                             By: /s/ Henry J. Yersh
    ------------------------------------               -------------------------
        Name:  Claude Gendron                            Name:  Henry J. Yersh
        Title: President                                 Title: President

NUVO WAY INC.

By: /s/ Heather Baker
    ------------------------------------
        Name:  Heather Baker
        Title: President

                                  SCHEDULE 2.7

                       FORM OF ASSIGNMENT AGREEMENT AMONG
                   ACQUIROR, ACQUIREE AND 3073815 CANADA INC.

                              ASSIGNMENT AGREEMENT

         This Assignment Agreement (the "Agreement") is entered into as of the 3rd day of April 2002 by and among 3073815 Canada Inc., Canadian corporation (the "Assignor"); Harmony Trading Corporation, a New York corporation (the "Assignee"); and Nuvo Way, Inc., a Canadian corporation ("Nuvo"). Assignor, Assignee and Nuvo are referred to severally herein as a "Party" and jointly as the "Parties"

                                    PREAMBLE

                           WHEREAS, Assignor has periodically made loans to Nuvo
                  with respect to which Nuvo is presently indebted to Assignor in the amount of CDN $75,000, which loan to Assignor represents an account receivable (the "Receivable"); and

                           WHEREAS, Assignor, Assignee, and Nuvo are Parties to
                  a Reorganization Agreement dated March 27, 2002, pursuant to which Assignor will exchange shares of Nuvo owned by Assignor together with the Receivable to Assignee in exchange for shares of Assignee's common stock; and

                           WHEREAS, the Parties desire that the transfer and
                  assignment of the Receivable to Assignee be accomplished in accordance with the terms and conditions set forth herein;

                           NOW, THEREFORE, for good and valuable consideration,
                  the sufficiency of which is hereby acknowledged the Parties hereto agree as follows:

1.       ASSIGNMENT.

         Assignor hereby transfers and assigns to Assignee, and Assignee accepts the assignment of, Assignor's interest in the Receivable from Nuvo. Assignee agrees to treat the assignment of the Receivable to it as a contribution to capital by Assignor.

2.       CONSENT OF NUVO.

         Nuvo hereby consents to the assignment by Assignor of Assignor's rights, title and interest in the Receivable to Assignee, and agrees to treat Assignee for all purposes as the owner of the Receivable.

3.       FURTHER ACTIONS.

         Assignor, Assignee and Nuvo hereby agree to execute and deliver any and all documents and to take any and all actions reasonably requested by the other to effect the assignment hereunder or to otherwise effect the transactions contemplated hereby.

4.       SEVERABILITY.

         If one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the portion of such provision not so held, and the remaining provisions of this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not included herein.

5.       AMENDMENTS, MODIFICATIONS AND WAIVERS.

         No provision of this Agreement may be waived, modified or amended except in a written instrument signed by the Party against whom such waiver, modification or amendment is sought to be enforced. No waiver of any provision hereof shall be deemed to be a waiver of any other provision or to imply any future waiver of the same provision.

6.       SUCCESSORS AND ASSIGNS.

         The provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

7.       GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of laws provisions thereof. The Parties agree to submit any dispute under this Agreement to the exclusive jurisdiction of the courts of the State of New York.

8.       COUNTERPARTS.

         This Agreement may be executed in one or more counterparts which, when taken together, shall comprise one and the same document.

         IN WITNESS WHEREOF, the undersigned have set their respective hands as the date first above written.

3073815 CANADA INC.                                  HARMONY TRADING CORP.
("ASSIGNOR")                                                  ("ASSIGNEE")



By: /s/ Claude Gendron                             By: /s/ Henry J. Yersh
    ------------------------------------               -------------------------
        Name:  Claude Gendron                            Name:  Henry J. Yersh
        Title: President                                 Title: President

NUVO WAY INC.

By: /s/ Heather Baker
    ------------------------------------
        Name:  Heather Baker
        Title: President

                                  SCHEDULE 3.1

           FORM OF INVESTMENT REPRESENTATION LETTER TO BE EXECUTED BY
             EACH OF THE SHAREHOLDERS, AND THE ACQUIREE CONTRACTORS

                        INVESTMENT REPRESENTATION LETTER

         In connection with my acquisition of shares of common stock (the "Shares") of Harmony Trading Corp., a New York corporation ("Harmony"), as described in the Reorganization Agreement dated March 27, 2002 among Harmony, Group Intercapital, Inc., a Canadian corporation, Nuvo Way Inc., a Canadian corporation ("Nuvo"), Heather Baker, and the Nuvo Shareholders, the undersigned represents, and warrants to Harmony that:

         (i) The undersigned understands and acknowledges that (A) none of the Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state, based upon exemptions from such registration requirements; (B) the Shares are and will be "restricted securities" as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act; (C) the Shares may not be sold or otherwise transferred unless they have been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; and (D) Harmony is under no contractual obligation to the undersigned to register the Shares under the Securities Act or any state securities laws.

         (ii) The undersigned will not sell or otherwise transfer any of the Shares, or any interest therein, unless and until (A) said Shares shall have first been registered under the Securities Act and all applicable state securities laws; or (B) the undersigned shall obtain a written opinion from Harmony's counsel to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

         (iii) The undersigned is acquiring the Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof or interest therein, without prejudice, however, to the undersigned's right to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act and in compliance with applicable federal and state securities laws or under an exemption from such registration.

         (iv) The undersigned has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

         (v) The undersigned understands that the certificates representing the Shares will bear a legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                                              Very truly yours,

                                  SCHEDULE 4.5

                         ACQUIROR CAPITALIZATION AT TIME
                         OF EXECUTION OF THIS AGREEMENT


Shares of Common Stock Outstanding:                  9,380,000
Shares of Preferred Stock Outstanding:                       0



                             ACQUIROR CAPITALIZATION
                          IMMEDIATELY FOLLOWING CLOSING

Shares of Common Stock Outstanding:                  8,166,666  (1)
Shares of Preferred Stock Outstanding:               3,333,334

(1) An additional 3,583,334 common shares are being reserved for issuance with respect to (i) 150,000 common shares underlying the Acquiror Options, (ii) 100,000 common shares to be issued to Heather Baker pursuant to her employment agreement with Acquiror, and (iii) an aggregate of 3,333,334 shares of Acquiror Common Stock to be issued to the Shareholders on the first and second anniversaries of the Closing Date.